EXHIBIT 4



                             DEMAND PROMISSORY NOTE
                             ----------------------


$588,747
January 4, 2002                                        Somerville, Massachusetts


     FOR VALUE RECEIVED, JOHN D. DOHERTY, having an address of 399 Highland Avenue, Somerville, MA 02144 (the "Maker"), hereby promises to pay to JOSEPH R. DOHERTY, of 399 Highland Avenue, Somerville, MA 02144, (the "Payee") the principal sum of FIVE HUNDRED EIGHTY EIGHT THOUSAND SEVEN HUNDRED FORTY SEVEN DOLLARS ($588,747), together with simple interest(1) on the outstanding balance thereon, at six percent (6.0%) per annum in quarterly payments. Principal is payable on demand. The first payment of interest hereunder shall be due as of March 31, 2002. Subsequent payments shall be due on June 30, September 30, December 31 and March 31 thereafter until full principal balance has been paid and all accrued interest has been paid. This demand note is effective as of January 1, 2002.


     1.   Prepayment.  The Maker shall have the right to prepay this Note at any
          ----------
          time, in full or in part, without premium or penalty. Any partial prepayments shall be credited against the outstanding installments of principal then due under the terms of this Note in the inverse order of their maturity.

          Each payment, whether designated as principal or interest, shall be applied first to accrued interest to the date of receipt of the payment, and the balance, if any, to principal.

     2.   Default and  Acceleration.  This Note shall be in default if the Maker
          -------------------------
          (a) fails to make payment of any installment, and thirty (30) days elapse following receipt of written notice of such failure from the Payee; (b) becomes insolvent; (c) commits any act of bankruptcy; (d) makes a general assignment for the benefit of creditors; or (e) if any proceedings is instituted against the Maker for relief under any bankruptcy or insolvency law, and is not dismissed or otherwise disposed of within sixty (60) days.

          In the event that any of the aforementioned events of default by the Maker occurs, all of the then unpaid of the Note with accrued interest at the option of the Payee shall immediately become due and payable 30 days following receipts by the Maker of written notice of the default from the Payee.


--------
1 Short-term Applicable Federal Rate, adjusted annually by the IRS.

     3.   Collection. Following the occurrence of any default by the Maker under
          ----------
          this Note not cured within applicable grace periods, if, in the Payee's sole discretion, it becomes necessary to initiate court proceedings in connection with the enforcement, payment or collection of this Note, the Maker shall pay and be obligated for the payment of all costs, expenses and reasonable attorney's fees incurred in connection therewith.

     4.   Waiver.  The Maker waives presentment for payment,  demand,  notice or
          ------
          dishonor and protest by the Payee of this Note. No delay or omission of the holder in exercising any right or remedy shall constitute a waiver of any such right or remedy.

     5.   Place  Where  Payable.  Payments  shall be made by  check  in  readily
          ---------------------
          available funds as provided herein to the Payee at the Payee's address stated below or at such other place as the Payee shall designate.

     6.   Change of  Address.  The Maker  will  immediately  notify the Payee in
          ------------------
          writing of any change in the Maker's address.

     7.   Assigns.  All of the  covenants  and  agreements in this Note by or on
          -------
          behalf of the Makers shall bind their successors and assigns.

     8.   Applicable Law. This Note shall be construed according to and governed
          --------------
          by the laws of the State of Massachusetts.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date set forth above by the undersigned.





                                     /s/ John D. Doherty
                                     ------------------------------------------
                                     John D. Doherty